Exhibit 10.1

RECORDING REQUESTED BY

and When Recorded Mail To:

Successor Agency to the San Francisco

Redevelopment Agency

One South Van Ness Avenue, 5th Floor

San Francisco, California 94103

Attn: Development Services Manager

This document is exempt from payment of a recording fee pursuant to California Government Code Sections 27383 and 27388.1.

Recorder’s Stamp

THIRD AMENDMENT TO DISPOSITION AND DEVELOPMENT AGREEMENT

(Candlestick Point and Phase 2 of the Hunters Point Shipyard)

This THIRD AMENDMENT TO DISPOSITION AND DEVELOPMENT AGREEMENT (CANDLESTICK POINT AND PHASE 2 OF THE HUNTERS POINT SHIPYARD) (this “Third Amendment”), dated as of August 10, 2018 (the “Third Amendment Effective Date”), is entered into by and between the SUCCESSOR AGENCY TO THE REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body organized and existing under the laws of the State of California (the “Agency”), and CP DEVELOPMENT CO., LLC, a Delaware limited liability company (“Developer”), with reference to the following facts and circumstances:

RECITALS

A.        The Agency and Developer are party to that certain Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of June 3, 2010 and recorded in the Official Records of the City and County of San Francisco (the “Official Records”) on November 18, 2010 as Document No. 2010-J083660-00 at Reel K273, Image 427 (the “Original DDA”), as amended by that certain First Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of December 20, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013-J601487 at Reel K831, Image 0490 (“First Amendment”), and as further amended by that certain Second Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of December 1, 2014 and recorded in the Official Records on December 5, 2014 as Document No. 2014-J984039 (“Second Amendment”) (collectively, the “DDA”). All capitalized terms used but not defined herein shall have the meanings given to them in the DDA.

B.        The DDA is an Enforceable Obligation under California Health and Safety Code section 34171(d)(E) and was in existence prior to June 28, 2011. The Oversight Board has recognized and approved the DDA as an Enforceable Obligation, and has approved recognized obligation payment schedules that include various obligations and commitments relating to the DDA. By letter dated December 14, 2012, the California Department of Finance (“DOF”) made a final and conclusive determination with respect to the DDA as an Enforceable Obligation in accordance with California Health and Safety Code section 34177.5(i).

C.        The DDA contemplates two development alternatives for the Project Site, primarily distinguished by the presence or absence of a football stadium within the Shipyard Site. The 49ers elected to construct a new football stadium outside of the Project Site and in 2014 terminated the 49ers Lease. Accordingly, the Parties are proceeding with development of the Non-Stadium Alternative under the DDA, which the Parties revise herein to include additional retail, hotel, research and development and office space and a slight reduction in residential uses, all on the Shipyard Site, and to add residential uses on the Candlestick Site, all as further described in sections 1.2.2 and 1.2.5(b) of the DDA as amended hereby (the “Updated Program”). The Parties have determined that the Updated Program best responds to market demands, maximizes economic development and employment generation within the Project Site and surrounding community, and advances the objectives of the Redevelopment Plans.

D.        On June 3, 2010, the Planning Commission and the Agency certified the Environmental Impact Report for Candlestick Point – Hunters Point Shipyard Phase II (the “Original Project EIR”), and on July 13, 2010, the Board of Supervisors affirmed the Planning Commission’s certification of the Original Project EIR by Motion No. 10-0110 in compliance with CEQA. The project analyzed in the Original Project EIR included space for a professional football stadium for the 49ers along with a mix of residential and commercial uses and several Project Variants (as defined in the Original Project EIR), including a Project Variant that assumed the new 49ers stadium was not constructed on the Shipyard Site and that up to 5,000,000 gross square feet of research and development and office space was instead constructed at the Shipyard Site (the “R&D Variant”). In approving the Project, the Board adopted Resolution No. 347-10 concerning findings required by CEQA, including a statement of overriding considerations and a mitigation monitoring and reporting program, and approved the Project and various Project Variants, including the R&D Variant.

E.        On or about April 17, 2018, the Agency Commission adopted Addendum No. 5 to the Project EIR, which determined that the Updated Program will not result in new significant environmental effects or a substantial increase in the severity of significant effects previously identified in the Project EIR that would alter the conclusions of the Project EIR.

F.        Also on or about April 17, 2018, the Agency Commission approved this Third Amendment, subject to approval by the Oversight Board and the California Department of Finance (the “DOF”). On or about May 24, 2018, the Oversight Board approved this Third Amendment and determined that it is in the best interests of the taxing entities. On or about July 9, 2018, the DOF approved the Oversight Board’s action approving this Third Amendment. On or about June 28, 2018, the City approved an amendment to the Below-Market Rate Housing Plan. On or about July 16, 2018, the City approved amendments to the Shipyard Redevelopment Plan and the BVHP Redevelopment Plan and, pursuant to section 11.2(c) of the Interagency Cooperation Agreement, amendments to the Transportation Plan, Parks and Open Space Plan, Shipyard Design for Development, and Infrastructure Plan were deemed approved by the Board of Supervisors.

G.        The HPS Phase 1 DDA contemplates development of 1,600 residential units, 80,000 gross square feet of commercial space, and associated parks, open spaces, and community benefits in HPS Phase 1. The Agency intends to construct 218 residential units in HPS Phase 1. HPS Developer has informed the Agency that of the 1,600 residential units and 80,000 gross square feet of commercial uses contemplated under the HPS Phase 1 DDA, HPS Developer intends for up to 1,210 residential units and up to 9,000 gross square feet of commercial space to be constructed by Vertical Developers under and as defined in the HPS Phase 1 DDA. Accordingly, to maximize the potential for market rate and affordable housing and economic and workforce development within the Shipyard Redevelopment Plan Area, the Parties have included within the Updated Program the remaining 172 residential units (including 18 affordable units as described below) and 71,000 gross square feet of commercial uses originally planned for HPS Phase 1. Contemporaneously herewith the Agency and HPS Developer are amending the HPS Phase 1 DDA to make conforming amendments thereto with respect to the foregoing and related matters.

H.        The Parties desire to reduce the number of Major Phases at both the Shipyard Site and the Candlestick Site from four (4) Major Phases to three (3) Major Phases, to reduce the number of Sub-Phases at the Shipyard Site from seventeen (17) Sub-Phases to six (6) Sub-Phases and to reduce the number of Sub-Phases at the Candlestick Site from eighteen (18) Sub-Phases to seventeen (17) Sub-Phases. The updated Major Phases and Sub-Phases have been configured to provide for the timely and proportional delivery of public benefits, including parks and open space, affordable housing, and other community benefits.

I.        By this Third Amendment, the Parties intend that the primary Vertical Improvements constituting the Project are those identified in section 1.2.2 of the DDA as more particularly described in the Development Plan, each as amended hereby, and that Developer shall have the right to develop the Project as so amended, in accordance with the terms of the DDA.

J.        The DDA requires that the Agency convey to Developer all real property it owns (or acquires as contemplated therein) within each Sub-Phase upon the Agency’s Approval of Developer’s Application for that Sub-Phase, with the exception of Public Property (as defined in the DDA). The Building 813 Site (defined herein) was intended to be rehabilitated, jointly with the City, for use as a center for business incubation. Neither the Agency nor the City intend to pursue this use for Building 813, which would entail substantial public investment for the rehabilitation and conversion of the building, funding for which is not available. Accordingly, this Third Amendment clarifies that the Building 813 Site will be conveyed to Developer for development of the Project. Like all other property in the Shipyard Site to be conveyed to Developer, conveyance of the Building 813 Site would not impact the taxing entities, and its reuse in accordance with the Shipyard Redevelopment Plan would increase the amount of revenues to the taxing entities by rehabilitating an otherwise chronically dilapidated building without public expenditure. Furthermore, in place of the Agency’s foregone business incubation center, Developer will provide 75,000 gross square feet of Maker Space (defined herein) within the Shipyard Site, will improve to Warm Shell-condition (defined herein) and make available

Community Facilities Space within the Project, and will market the availability of both Maker Space and Community Facilities Space to local residents and businesses, all as more particularly described herein.

K.        This Third Amendment benefits the taxing entities because it will increase the amount of revenues to the taxing entities by enhancing and promoting the development of the Project, facilitate the revitalization of the community, encourage further investment in the area, and generate employment opportunities throughout the Project area.

L.        By this Third Amendment, the Parties desire to amend the DDA to reflect the foregoing, in accordance with the terms set forth herein.

AGREEMENT

ACCORDINGLY, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agency and Developer agree as follows:

1.

Non-Stadium Alternative. For the avoidance of doubt, the Parties acknowledge and agree that the Stadium Termination Event as described in section 5.3 of the DDA has occurred, provisions related to the Stadium Alternative in the DDA are no longer operative and the Parties are proceeding with development of the Non-Stadium Alternative under the DDA (as amended hereby), subject to the terms thereof. Section 1.2.2 of the DDA is hereby deleted and replaced with the following:

1.2.2	if the Stadium Termination Event occurs (the “Non-Stadium Alternative”):

(a)        337.7 acres of public park and open space improvements and 8.1 acres of privately owned, publicly accessible open spaces;

(b)        10,672 new homes, comprised of the 10,500 Units included in this DDA on the Effective Date and the 172 Additional Units. Of the 10,672 Units, (a) up to 3,454 Units will be located on the Shipyard Site and up to 7,218 Units will be located on the Candlestick Site, approximately thirty-one and eighty-six hundredths percent (31.86%) of which Units shall be Below-Market Rate Units (including the Agency Affordable Units to be developed by the Agency on the Shipyard Site and the Candlestick Site), all as provided in the Below-Market Rate Housing Plan;

(c)        635,000 gross square feet of regional retail on the Candlestick Site;

(d)        125,000 gross square feet of neighborhood retail space on the Candlestick Site;

(e)        Up to 401,000 gross square feet of retail on the Shipyard Site, which includes up to 226,000 gross square feet of neighborhood retail, 75,000 gross square feet of Maker Space (consistent with section 3.4(c) of the Community Benefits Plan) and up to 100,000 gross square feet of either regional or neighborhood retail;

(f)        50,000 gross square feet of community use on the Shipyard Site;

(g)        50,000 gross square feet of community use on the Candlestick Site;

(h)        255,000 gross square feet of artist space on the Shipyard Site;

(i)        4,265,000 gross square feet of research and development and office uses on the Shipyard Site;

(j)        150,000 gross square feet of office uses on the Candlestick Site;

(k)        120,000 gross square feet of hotel use on the Shipyard Site;

(l)        150,000 gross square feet of hotel use on the Candlestick Site;

(m)        410,000 gross square feet of institutional use on the Shipyard Site;

(n)        a 300 slip marina and water taxi facilities on the Shipyard Site;

(o)        a 10,000 seat (75,000 gross square feet) film arts/performance/event space on the Candlestick Site; and

(p)        parking accessory to the foregoing.

2.	Conversion & Transfer. Section 1.2.5 is hereby added to the DDA as follows:

1.2.5        Conversion and Transfer.

(a) Adjustment and Transfer of Uses within the Project Site. If the Agency Commission Approves Developer’s request to either (a) adjust land uses within the Project, or (b) transfer research and development and office use from the Shipyard Site to the Candlestick Site, each as allowed under the Redevelopment Plans, the square footages specified in Section 1.2.2 shall automatically incorporate such changes, without necessity of amendment.

(b) Addition of Residential Uses from HPS Phase 1. 172 of the 10,672 Units described in Section 1.2.2 were initially planned for HPS Phase 1 (the “Additional Units”). Vertical Developers shall have the right to develop the Additional Units on the Project Site, provided that ten and one-half percent (10.5%) of the Additional Units (i.e., eighteen (18) Units in the event all 172 Units are constructed) shall be Affordable with an AMI Percentage equal to eighty percent (80%) (the “Additional Inclusionary Units”), all as provided in the Below-Market Rate Housing Plan.

(c) Commercial Reassignment Notice. Up to 11,000 gross square feet of the 71,000 gross square feet of commercial uses originally planned for HPS Phase 1 and included in the Non-Stadium Alternative may be reassigned to HPS Developer for use in HPS Phase 1 without amendment to this DDA (and thus removed from the Non-Stadium Alternative and the applicable square footages provided in Section 1.2.2) by notice from Developer and HPS Developer to the Agency.

3.	Proportionality for POPOS. Section 1.5 of the DDA is hereby deleted and replaced with the following:

1.5 Proportionality. Because the Project will be built over a long time period, the Parties have carefully structured the amount and timing of public and community benefits to coincide with the amount and timing of the development of Market-Rate Units and other commercial opportunities. The public and community benefits have been described and apportioned as set forth in (i) the Phasing Plan, with respect to the Associated Public Benefits for each Major Phase and Sub-Phase, (ii) the Community Benefits Plan, with respect to funding the contributions and other public and community benefits described therein, (iii) the Below-Market Rate Housing Plan, with respect to the delivery of Alice Griffith Replacement Projects, the Agency Lots, and the production of Inclusionary Units and Workforce Units, and (iv) the Parks and Open Space Plan and the Infrastructure Plan, with respect to the Completion of parks and open space and POPOS. If Developer or a Vertical Developer requests changes to the amount or timing of public and community benefits as set forth above in any Application, then such changes shall be subject to the Approval of the Agency Director, provided the Agency Director shall refer any material changes to the amount or timing of public and community benefits to the Agency Commission for its review and Approval as set forth in the DRDAP.

4.	Initial Major and Sub-Phases. Sections 3.4.1(a) and (b) of the DDA are hereby deleted and replaced with the following:

(a) Initial Major Phase. Developer shall submit the first Complete Major Phase Application for the Initial Major Phase on or before the applicable Outside Date. The “Initial Major Phase” is Major Phase 1, which consists of the Initial Sub-Phases. Notwithstanding anything to the contrary set forth in the Phasing Plan attached hereto as of the Reference Date, the Parties agree that Developer’s obligations regarding the Stadium Major Phase and Stadium Sub-Phases are dependent upon certain events or actions outside of Developer’s control and therefore Developer can omit the real property covering the Stadium Major Phase in its Initial Major Phase Application. Furthermore, the timing of Developer’s obligations for submission of the Major Phase Application for the Stadium Major Phase and the Sub-Phase Applications for the Stadium Sub-Phases shall be governed by Article 5.

(b) Initial Sub-Phases. The “Initial Sub-Phases” are Sub-Phases CP-01, CP-02, CP-03, CP-04, and CP-05 (which include all real property necessary to Complete the Infrastructure for the Alice Griffith Replacement Projects). Developer shall submit Sub-Phase Applications for the Initial Sub-Phases on or before the applicable Outside Dates. If Developer submits a Sub-Phase Application covering additional portions of the Initial Major Phase at the same time that it submits the Sub-Phase Application for the Initial Sub-Phases, the Agency agrees that it will review and consider the two (2) Applications at the same time.

5.	Mid-Block Breaks and POPOS. Sections 7.10 and 7.11 are hereby added to the DDA as follows:

7.10        Mid-Block Breaks. Mid-block breaks are privately owned pedestrian and/or vehicular rights of way that are required to be accessible by the public, as further identified and discussed in the applicable Design for Development. Developer shall be solely responsible for the design and construction of the mid-block breaks, which responsibility (or any portion thereof) may be assigned to a Vertical Developer pursuant to any applicable Assignment and Assumption Agreement. The obligation to operate, repair, reconstruct and maintain each mid-block break shall be the responsibility of the fee title owner thereof, shall run with the land and, unless otherwise Approved by the Agency Director, Developer or Vertical Developer shall convey each mid-block break to a master association or other Person with the authority to levy fees or otherwise generate sufficient revenue to perform such obligations (“Management Entity”) no later than the issuance of a temporary certificate of occupancy with respect to the last Vertical Improvement within the Sub-Phase that includes such mid-block break. Upon any such conveyance, Developer and Vertical Developer shall be automatically released from such responsibilities to the extent of such conveyance.

7.11        Privately Owned Public Open Space. Privately owned public open space (“POPOS”) means the space identified as the Green Room in the Parks and Open Space Plan as of the Third Amendment Effective Date (the “Green Room”) and any other spaces identified as POPOS by Developer in a Major Phase Application or Sub-Phase Application and Approved by the Agency. Developer is solely responsible for the design and construction of POPOS, which responsibility (or any portion thereof) may be assigned to a Vertical Developer pursuant to any applicable Assignment and Assumption Agreement. The obligation to operate, repair, reconstruct and maintain POPOS shall be the responsibility of the fee title owner thereof, shall run with the land and, unless otherwise Approved by the Agency Director, Developer or Vertical Developer shall convey each POPOS to a Management Entity no later than the issuance of a temporary certificate of occupancy with respect to the last Vertical Improvement within the Sub-Phase that includes such POPOS. Upon any such conveyance, Developer and Vertical Developer shall be automatically released from such responsibilities to the extent of such conveyance.

POPOS shall be identified by Developer or Vertical Developer, as applicable, in a Sub-Phase Application, Vertical Application, or such other request as Developer or Vertical Developer may make from time to time, in all cases as Approved by the Agency. POPOS shall be Completed in accordance with the Schedule of Performance and shall not be considered Complete for purposes of complying with the Schedule of Performance until execution and recordation of instruments Approved by the Agency providing for reasonable public access to the POPOS (subject to Developer’s and its assignees’ rights to reasonably restrict access, including to allow for private programming and events) and operation, repair, reconstruction and maintenance responsibilities described above for the life of such POPOS.

Developer or Vertical Developer shall Complete, or cause to be Completed, all POPOS (i) in accordance with this DDA (including the Schedule of Performance), and (ii) in a good and workperson-like manner, without material defects, in accordance with the Construction Documents and all applicable Authorizations. If following a Sub-Phase Approval that includes a POPOS, Developer or Vertical Developer (a) fails to Commence or Complete such POPOS in accordance with the Schedule of Performance or (b) except during the period of any delay permitted under Article 24 or Article 27, abandons its work on such POPOS without the Approval of the Agency Director for more than forty-five (45) consecutive days or a total of ninety (90) days, and such failure or abandonment continues for a period of thirty (30) days following Developer’s or Vertical Developer’s receipt of notice thereof from the Agency, then unless and until such breach is materially cured or Developer or Vertical Developer has made material progress to satisfy such requirement to the reasonable satisfaction of the Agency, the Agency Director may elect, in his or her sole discretion, not to Approve any Assignment and Assumption Agreement with respect to Developer’s or Vertical Developer’s Transfer of a Lot in the Sub-Phase in which such POPOS is located.

6.	Preservation Guidelines. Section 8.2(e) is hereby added to the DDA as follows:

(e) Preservation Guidelines. Any rehabilitation of Dry Dock 4 shall comply with the Preservation Guidelines attached to this DDA as Exhibit GG (as such Preservation Guidelines may be revised from time to time).

7.	Deed Restrictions. Section 11.6 of the DDA is hereby deleted and replaced with the following:

11.6        Deed Restrictions for Non-Stadium Alternative. The Parties anticipate that the environmental remedies selected by the Navy in Final Records of Decision for certain real property in the Shipyard Site will require the imposition of land use and activity restrictions on such property. Such land use restrictions will be contained in quitclaim deeds from the Navy for such property or in other enforceable restrictions imposed on such property. The Parties acknowledge and agree that the Non-Stadium Alternative described in this DDA is (i) the basis for Developer’s financial expectations for development of the Project Site and (ii) preferred by Developer, the Agency and the City over other non-stadium alternatives analyzed in the Project EIR. However, in order to develop the residential component of the Non-Stadium Alternative on the Shipyard Site, the approval of the Navy and environmental regulatory agencies will be required. Developer may seek such necessary third-party approvals or modifications to restrictions to permit the residential component of the Non-Stadium Alternative, and the Agency shall reasonably cooperate with Developer in such actions. If, despite such efforts, Developer has not obtained all such necessary third-party approvals or modifications by the Outside Date for submittal of a Sub-Phase Application for any Sub-Phase in the Non-Stadium Alternative, then such Outside Date shall be automatically extended by one (1) year. Developer shall thereafter submit a Sub-Phase Application for such Sub-Phase that is consistent with the applicable third-party approvals, land use restrictions and modifications thereto that Developer obtains, if any. Following the Sub-Phase Approval thereof, if any, the Parties shall make adjustments to this DDA (including the Development Plan and other Exhibits) and use their respective commercially reasonable efforts to make adjustments to the Redevelopment Documents, in each case to the extent necessary to enable development consistent with such Sub-Phase Approval.

8.	Agency Costs.

(a) Agency Costs. Section 19.2 of the DDA is hereby deleted and replaced with the following (and, for the avoidance of doubt, such deletion and replacement shall be effective only upon the Third Amendment Effective Date, with section 19.2 of the DDA as in effect prior to the Third Amendment Effective Date controlling with respect to the period prior to the Third Amendment Effective Date):

19.2 Definition. “Agency Costs” means the reasonable costs and expenses actually incurred and paid by the Agency in performing its obligations under this DDA and, to the extent required under the CCRL, as amended by the Redevelopment Dissolution Law, Cal. Health & Safety Code §§ 34170 et seq., the Redevelopment Plans, in each case to the extent that those obligations relate to the Project Site, including (and limited to) (i) the hourly costs of Agency employees who perform such obligations, determined by the salary of such employees determined on an hourly basis plus an amount not to exceed (A) with respect to the period commencing on the Third Amendment Effective Date and ending on the date that is one (1) year thereafter (the “First Anniversary”), one hundred percent (100%) of such salary, (B) with respect to the period commencing on the day after the First Anniversary and ending on the date that is one (1) year thereafter (the “Second Anniversary”), one hundred fifty percent (150%) of such salary or (C) with respect to the period after the Second Anniversary, one hundred eighty-five percent (185%) of such salary, in any case for general overhead, benefits and administration multiplied by the number of actual hours (billed in not more than quarter hour increments) worked by such employees in performing such obligations, (ii) fees of third-party professionals engaged by the Agency to perform such obligations, (iii) costs incurred and paid by the Agency (a) to City Agencies under the Interagency Cooperation Agreement (excluding costs incurred for any City permit application or processing fees paid directly by Developer or Vertical Developers to the City and any indemnification costs incurred by the Agency under section 10.5 of the Interagency Cooperation Agreement that are not Approved by Developer in its sole discretion), (b) to the Planning Department under the Planning Cooperation Agreement (excluding any costs incurred for any City permit application or processing fees paid directly by Developer or Vertical Developers to the City) and (c) under any Land Acquisition Agreement, to the extent Approved by Developer, (iv) costs of the City Attorneys’ Office, at the lowest rates regularly charged by the City Attorneys’ Office to similarly situated third-party developers (which shall in no event exceed comparable rates charged by private law firms in the City with approximately the same number of attorneys as employed by the City Attorneys’ Office), including the costs of defending any suits or actions in defense of this DDA and the Project EIR relied upon by the Agency in approving this DDA (for the avoidance of doubt, including as amended from time to time), and (v) costs specifically identified as Agency Costs under this DDA (but subject to this Article 19). Agency Costs do not include (1) general and administrative costs or overhead of the Agency except as permitted in clause (i) above, (2) costs incurred before the Reference Date that have been reimbursed or paid by Developer or other Persons, (3) fees or costs incurred in connection with an amendment of the Redevelopment Requirements for which there has been no Developer’s Consent, (4) dispute resolution costs for disputes between the Agency and Developer, which shall be awarded by the arbitrator or court, as applicable, (5) costs recovered by the Agency from permits, fees or other third-party payments, (6) costs associated with the Agency’s or the City’s improvement of Public Property and (7) Mandated Payments.

(b) Agency Annual Fee. Section 19.8 of the DDA is hereby deleted.

9.	Building 813. Section 6.4 is hereby added to the DDA as follows:

6.4 Building 813 Site. That certain real property depicted in Exhibit HH (together with all improvements located thereon, the “Building 813 Site”) shall be conveyed to Developer pursuant to Section 3.4.2 promptly following the grant of the first Sub-Phase Approval that includes the Building 813 Site.

10.	Preservation Alternative. Section 18.2 of the DDA is hereby deleted and replaced with the following:

18.2        Preservation Alternative. The Parties acknowledge and agree that (i) it is not economically feasible to preserve the Historic Structures under the Stadium Alternative, (ii) the feasibility of preserving the Historic Structures under the Non-Stadium Alternative is currently uncertain and (iii) development of the real property containing the Historic Structures is not anticipated for some time. Under the Non-Stadium Alternative (i.e., if a Stadium Termination Event occurs), Developer shall notify the Agency not later than one hundred twenty (120) days before Developer submits a Sub-Phase Application for Sub-Phase HP-05 if Developer believes that preservation of one or more of such Historic Structures is not economically feasible. Following such notification, Developer and the Agency staff shall meet and confer for a period of not less than ninety (90) days (and such additional time as may be mutually agreed upon), and the Agency shall perform such analysis as may be necessary in order to determine the feasibility of preserving the Historic Structures in accordance with applicable standards under CEQA. Developer agrees to provide such additional information as may be reasonably requested by the Agency to perform this analysis. All of the Agency’s costs in performing the additional analysis shall be Agency Costs. Any final determination of the feasibility of preserving some or all of the Historic Structures under the Non-Stadium Alternative shall be made by the Agency Commission in its sole discretion as and to the extent required by law. If the Agency Commission so determines that it is not feasible to preserve one or more of the Historic Structures following such analysis, then it will adopt findings in support of this determination as required by CEQA before the Agency’s consideration of the Sub-Phase Application for a Sub-Phase that includes any Historic Structure. Developer’s Sub-Phase Application for a Sub-Phase that includes any Historic Structure shall reflect the preservation or elimination of the Historic Structures as set forth in any CEQA findings made by the Agency Commission; provided, that if no additional CEQA findings are made or the CEQA findings support the preservation of one or more of the Historic Structures, then Developer’s obligations with respect to the retained Historic Structures shall be limited to the Completion of the Infrastructure to support the potential reuse of such Historic Structures by a Vertical Developer or others and Developer shall not be obligated to rehabilitate or cause the construction of improvements to such Historic Structures required for their reuse. The period of any meet and confer and feasibility analysis by the Agency, beyond the ninety (90) days set forth above, shall be considered Administrative Delay. Notwithstanding anything to the contrary in this DDA, in no event shall Developer have the right to remove the Historic Structures, or take development actions premised on the removal of the Historic Structures, under the Stadium Alternative before the Stadium Condition Cutoff Date, or if the Stadium Condition is satisfied, before the Final Stadium Agreement Cutoff Date.

11.	Payment In Lieu of Taxes. Section 4.1.1 is hereby added to the DDA as follows:

4.1.1        Payment in Lieu of Taxes for Tax Exempt Entities. Developer shall not Transfer a Lot that, pursuant to its Assignment and Assumption Agreement, includes non-residential uses identified in Section 1.2.2, to any Person, or lease or otherwise grant any occupancy rights for space in Improvements owned by Developer to any Person for any use, that is exempt from ad valorem real property taxes without first (i) obtaining from such Person a binding contractual commitment (each, a “PILOT Agreement”), in a form Approved by and for the benefit of the Agency, obligating such Person to make a payment in lieu of taxes equal to the full amount of (x) the ad valorem real property taxes to the extent benefitting the Agency and the City, and (y) Project Special Taxes, in any case that would have been assessed against the Lot or Improvements notwithstanding such ownership, use or occupancy by such Person; (ii) itself entering into a binding PILOT Agreement, in form Approved by and for the benefit of the Agency, requiring Developer to make a payment in lieu of taxes equal to the full amount of (x) the ad valorem real property taxes to the extent benefitting the Agency and the City and (y) Project Special Taxes that would have been assessed against the Lot or Improvements notwithstanding such ownership, use or occupancy by such Person; or (iii) obtaining Approval of the Agency in its sole discretion of such Transfer, lease or occupancy notwithstanding the lack of a PILOT Agreement. Any such payments shall be used by the Agency consistent with the Financing Plan. No PILOT Agreement shall be required with respect to any Unit, childcare facility or the conveyance of property to a utility, Management Entity, owners association or similar Person. In addition, no PILOT Agreement shall be required with respect to an aggregate of up to one hundred thousand (100,000) square feet of space in the Project designated by Developer. The form of any PILOT Agreement shall be Approved by Developer and the Agency. The Agency shall meet and confer with Developer or any Vertical Developer of any such Lot or Improvements upon request for purposes of considering whether a PILOT Agreement is in the best interests of the Project. The obligations of this Section 4.1.1 (and any Assignment and Assumption Agreement with respect thereto and any PILOT Agreement) shall automatically terminate upon the first to occur of: (a) the expiration of the Shipyard Redevelopment Plan (with respect to real property within the Shipyard Site) or of the BVHP Redevelopment Plan (with respect to real property within the Candlestick Site); and (b) the date that all Tax Allocation Debt is repaid in full or defeased. Each Assignment and Assumption Agreement entered into with a Vertical Developer following the Third Amendment Effective Date shall include a provision consistent herewith applicable to the Lot subject thereto requiring compliance herewith by the applicable Vertical Developer.

12.	Final Public Improvements. Section 26.7 of the DDA is hereby deleted and replaced with the following:

26.7        Agency Election to Develop Final Public Improvements in Major Phase 3. The Parks and Open Space Plan, the Infrastructure Plan, the Schedule of Performance and the Phasing Plan for Major Phase 3 provide for the design and improvement of Wedge Park 2b, The Last Rubble, Wind Meadow, CP Neighborhood Park, Wedge Park 3, Bayview Gardens, Grasslands South 1, Grasslands South 2, Heritage Park, Palou Ave, Waterfront Promenade North Pier, Community Sports Fields, Maintenance Yard, Grassland Ecology Park, and Multi-Use Open Space. In granting the Major Phase Approval for Major Phase 3, if

Developer does not elect in its sole discretion to provide Adequate Security for such improvements at the time of its first Sub-Phase Approval for Major Phase 3 (notwithstanding that such improvements may not be associated with such Sub-Phase), then the Agency shall have the right to elect to sever any or all of such improvements (such elected improvements and such other improvements in Major Phase 3 as may be Approved by Developer and the Agency Director in their respective sole discretion, the “Final Public Improvements”) from this DDA. If the Agency so elects, (i) the Final Public Improvements shall be severed from this DDA and Developer shall be released from all of Developer’s obligations under this DDA related to the Final Public Improvements, including the obligation to submit the information required therefor under the DRDAP, to pay Agency Costs related to the Final Public Improvements and to construct the Final Public Improvements, (ii) the Agency shall design and construct the Final Public Improvements in the same manner and to the same extent that Developer would have been obligated to construct such Final Public Improvements but for the Agency’s election, except that the Schedule of Performance shall not apply to the Agency’s construction thereof and, to the extent required due to a shortage of funds, the Agency may be permitted to undertake value engineering to reduce the cost of such Final Public Improvements to reflect available funding and (iii) from and after the applicable Outside Date for the Commencement of each Final Public Improvement, the Agency may retain Candlestick Proceeds and/or Shipyard Proceeds from the Major Phase Increment Allocation Amount available in Major Phase 3 (as available consistent with section 1.4(c)(ii) of the Financing Plan) for the sole purpose of performing its obligations under clause (ii) above. The amount of any such retention shall not exceed the estimated cost to the Agency of completing the Final Public Improvements (the “Final Public Improvements Cost”), determined as follows: not less than ninety (90) days before submitting the Major Phase Application for Major Phase 3, Developer shall notify the Agency of its detailed estimate of the Final Public Improvement Cost, together with appropriate backup information. Developer’s cost estimate shall be reviewed by a cost estimator Approved by the Agency Director and Developer. Following such review, the Agency and Developer shall meet and confer for a period of not less than sixty (60) days to reach agreement on the Final Public Improvement Cost. If the Agency and Developer are not able to reach agreement during such meet and confer period, the Final Public Improvement Cost shall be determined by arbitration in accordance with Section 15.2. The Parties acknowledge and agree that any retention under this Section 26.7 shall be formulated so as not to increase the costs to Developer of performing its obligations under this DDA or accelerate its costs for performance under this DDA.

13.

Development Plan for Non-Stadium Alternative. The Development Plan for the Non-Stadium Alternative attached to the DDA as exhibit A-B-B thereto is hereby deleted and replaced by Exhibit 6 hereto. The Fire Station Lot identified thereon is subject to change in accordance with the DDA and any subsequent agreement among the Parties and the San Francisco Fire Department on an alternate location within the Shipyard Site for the Fire Station Lot.

14.	Conforming Amendments.

(a)	Definitions. All terms defined in this Third Amendment, or in the First Amendment or Second Amendment, that are not otherwise defined in the DDA and are used in provisions that have been inserted into or added to the DDA are hereby added to section 2 of exhibit B of the DDA and/or, with respect to definitions applicable to the Community Benefits Plan, the Below-Market Rate Housing Plan and/or the Financing Plan, the applicable definition section of such Exhibits.

(b)

Exhibits. The Below-Market Rate Housing Plan, the Community Benefits Plan and the Financing Plan are hereby amended as described on Exhibits 1, 2 and 3 hereto, respectively. Exhibits 4 and 5 hereto are hereby added to the DDA as exhibits GG and HH, respectively, thereto.

(c)	Project EIR. The definition of Project EIR in the DDA is hereby deleted in its entirety and replaced with the following:

“Project EIR” means the Environmental Impact Report for Candlestick Point – Hunters Point Shipyard Phase II certified by the Planning Commission and Agency Commission on or about the Reference Date, and any subsequent addenda or environmental review approved for the Project.

15.

Conforming Amendments to DDA Exhibits. The Infrastructure Plan, Transportation Plan, Parks and Open Space Plan, DRDAP, Phasing Plan, Schedule of Performance, Sustainability Plan and Project MMRP attached to the DDA as exhibits I, N, J, E, C, D, K-1 and L thereto are hereby deleted and replaced by Exhibits 7, 8, 9, 10, 11, 12, 13 and 14, respectively, hereto.

16.	Miscellaneous.

(a)	Incorporation. This Third Amendment constitutes a part of the DDA and any reference to the DDA shall be deemed to include a reference to the DDA as amended by this Third Amendment.

(b)

Ratification. To the extent of any inconsistency between this Third Amendment and the DDA, the provisions contained in this Third Amendment shall control. As amended by this Third Amendment, all terms, covenants, conditions, and provisions of the DDA shall remain in full force and effect.

(c)

Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the Agency and Developer, subject to the limitations set forth in the DDA.

(d)

Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties hereto notwithstanding that each of the parties hereto may have signed different counterparts. Delivery of this Third Amendment may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Any electronic signatures shall have the same legal effect as manual signatures.

(e)

Governing Law; Venue. This Third Amendment shall be governed by and construed in accordance with the laws of the State of California. The parties hereto shall not be required to take any actions implementing this Third Amendment to the extent inconsistent with the Redevelopment Plans; in the event of any such inconsistency(ies), the Parties shall meet and confer upon the request of either Party for a period of not longer than fifteen business days (or such other period to which the Parties shall mutually agree) concerning resolution of such inconsistency(ies). The parties hereto agree that all actions or proceedings arising directly or indirectly under this Third Amendment shall be litigated in courts located within the City and County of San Francisco, State of California.

(f)

Integration. This Third Amendment contains the entire agreement between the parties hereto with respect to the subject matter of this Third Amendment. Any prior correspondence, memoranda, agreements, warranties or representations relating to such subject matter are superseded in total by this Third Amendment. No prior drafts of this Third Amendment or changes from those drafts to the executed version of this Third Amendment shall be introduced as evidence in any litigation or other dispute resolution proceeding by either party hereto or any other person, and no court or other body shall consider those drafts in interpreting this Third Amendment.

(g)

Further Assurances. The Agency Director and Developer shall execute and deliver all documents, amendments, agreements, and instruments reasonably necessary or reasonably required in furtherance of this Third Amendment, including as required in connection with other documents and agreements attached to the DDA or incorporated therein by reference, and other documents reasonably related to the foregoing.

(h)

Authority and Enforceability. Developer and the Agency each represents and warrants to the other that the execution and delivery of this Third Amendment, and the performance of its obligations hereunder, have been duly authorized by all necessary action, and will not conflict with, result in any violation of, or constitute a default under, any provision of any agreement or other instrument binding upon or applicable to it, or any present law or governmental regulation or court decree.

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IN WITNESS WHEREOF, the Agency and Developer have each caused this Third Amendment to be duly executed on its behalf as of the Third Amendment Effective Date.

AGENCY:

Authorized by Agency Resolution No. 16-2018 adopted April 17, 2018, 2018 Oversight Board Resolution No. 4-2018 Adopted May 24, 2018		SUCCESSOR AGENCY TO THE REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body organized and existing under the laws of the State of California

APPROVED AS TO FORM:		By:	/s/ Nadia Sesay
		Name:	Nadia Sesay
Jim Morales, General Counsel		Title:	Executive Director

By:	/s/ Aaron J. Foxworthy
Aaron J. Foxworthy
Deputy General Counsel

DEVELOPER:

CP DEVELOPMENT CO., LLC, a Delaware limited liability company

By:	/s/ Kofi Bonner
Name:	Kofi Bonner
Title:	Vice President

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Vice President & Secretary